Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 36 DATED May 17, 2000
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                        COUNTRYWIDE HOME LOANS, INC.
                        MEDIUM-TERM NOTES, SERIES H

                       UNCONDITIONALLY GUARANTEED BY
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                            FLOATING RATE NOTES
                            -------------------

Trade Date:    May 17, 2000               Book Entry:    |X|
Issue Price:   Variable                   Certificated:  |_|
Original Issue Date:   May 22, 2000       Principal Amount:    $ 35,000,000
Stated Maturity Date:  May 22, 2001       Net Proceeds:        $ 34,982,500
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |X| Prime Rate
                                                                 Telerate 125
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $1,000                 Maximum Interest Rate:        N/A
Initial Interest Rate: 6.7650%                Minimum Interest Rate:        N/A
Interest Determination Dates: Same as         Interest Factor Convention:   N/A
                              Interest        Index Maturity:             Daily
                              Payment         Spread (plus or
                              Date              minus): Minus 273.5 basis points
Interest Reset Dates:  Daily                  Spread Multiplier:            N/A
Interest Payment Dates: Quarterly, on the     Fixed Rate Commencement
                        22nd day of August,     Date:                       N/A
                        November, February    Fixed Interest Rate:          N/A
                        and May commencing
                        August 22, 2000
Agent:   Chase Securities Inc., as principal
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $116,610,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $8,684,754,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.